FORM 4              U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

 (Print or Type Responses)

1. Name and Address of Reporting Person*

   Grossman                           Michael
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  (Last)                             (First)                         (Middle)

   c/o Mack-Cali Realty Corpation, 11 Commerce Drive
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                                    (Street)

   Cranford,                            NJ                            07016
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  (City)                             (State)                          (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Mack-Cali Realty Corporation (CLI)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   02/98
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5. If Amendment, Date of Original   (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

                  Director                         10% Owner
           -----                           ------
             X    Officer                          Other
           -----  (give title below)       ------  (specify below)

                                Vice President
                        ------------------------------
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7.  Individual or Joint/Group Filing (Check Applicable Line)

       X     Form filed by One Reporting Person
    -------
             Form filed by More than One Reporting Person.
    -------

                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action         or Disposed of (D)            Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                             (Instr. 8)     (Instr. 3, 4 and 5)           Owned at        (D) or        Ownership
                                 (Month/  ------------   --------------------------       End of Month    Indirect      (Instr. 4)
                                 Day/                              (A) or                 (Instr. 3       (I)
                                 Year)     Code    V      Amount   (D)       Price        and 4)          (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     --------------  ------------  -------------

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

                                                                          (Over)

                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transaction    5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of         (Month/Day/     (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                             (Instr. 3, 4, and 5)         (Month/Day/
                                    Security                                                                        Year)
                                                                  ---------------   --------------------------   -------------------
                                                                                                                  Date
                                                                                                                  Exer-   Expiration
                                                                    Code      V         (A)        (D)            cisable Date
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
Units of Limited Partnership
Interest (1)                      (1)              2/17/98         J(1)                              7,000          (1)
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
Units of Limited Partnership
Interest (1)                      (1)              2/17/98         J(1)                7,000                         (1)
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
   (Instr. 3 and 4)                                  Owned at End of Month        Direct (D) or                (Instr. 4)
------------------------                             (Instr. 4)                   Indirect (I) (Instr. 4)
  Title      Amount or
             Number of
             Shares
-----------  -----------  ----------------------  --------------------------  ---------------------------  ------------------------
Common
Stock         7,000                                8,000                       I                            By Trust(1)
-----------  -----------  ----------------------  --------------------------  ---------------------------  ------------------------
Common
Stock         7,000                                7,000                        D
-----------  -----------  ----------------------  --------------------------  ---------------------------  ------------------------

-----------  -----------  ----------------------  --------------------------  ---------------------------  ------------------------

-----------  -----------  ----------------------  --------------------------  ---------------------------  ------------------------

-----------  -----------  ----------------------  --------------------------  ---------------------------  ------------------------

EXPLANATION OF RESPONSES:

(1) The Units of Limited Partnership Interest ("Units") represent interests in Mack-Cali Realty, L.P., a Delaware limited partnership, through which Mack-Cali Realty Corporation conducts its real estate activities. The Units are redeemable on a one-for-one basis for shares of Common Stock. The reporting person previously indirectly beneficially owned 15,000 Units as beneficiary of the RMC Development Company, LLC Executive Deferred Compensation Plan MG Trust (the "Trust"). On February 16, 1998, the Trust transferred 7,000 Units to the reporting person, resulting in the reporting person's direct beneficial ownership of 7,000 Units and indirect beneficial ownership, through the Trust, of 8,000 Units.


                                /s/ Michael Grossman                3/10/98
                              --------------------------------   --------------
                              ** Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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